                                                                   EXHIBIT 12.01


                   ITT HARTFORD GROUP, INC. AND SUBSIDIARIES

           CALCULATION OF RATIOS OF EARNINGS TO TOTAL FIXED CHARGES

                                   June           June
($ in millions)                    1996           1995           1995           1994           1993           1992           1991
                                   ----           ----           ----           ----           ----           ----           ----
Earnings:
- ---------
 Operating income (loss)          $  293         $  323         $  742         $  852         $  687         $ (501)        $  528

Add:
- ----
 Fixed Charges:
 Interest expense                     71             47            101             76             57             64             56
 Interest factor attributable
   to rentals (a)                     18             23             49             48             46             48             50
                                  ------         ------         ------         ------         ------         ------         ------
 Total fixed charges                  89             70            150            124            103            112            106
                                  ------         ------         ------         ------         ------         ------         ------
Earnings, as defined              $  382         $  393         $  892         $  976         $  790         $ (389)        $  634
                                  ======         ======         ======         ======         ======         ======         ======
Fixed Charges:
- --------------
 Fixed charges above              $   89         $   70         $  150         $  124         $  103         $  112         $  106
 Dividends on subsidiary
   preferred stock                     -              3              4              8             14             12             20
 Interest capitalized                  -              -              -              -              -              -              2
                                  ------         ------         ------         ------         ------         ------         ------
Total fixed charges and
  preferred dividend
  requirements                    $   89         $   73         $  154         $  132         $  117         $  124         $  128
                                  ======         ======         ======         ======         ======         ======         ======
Ratios:
- -------
 Earnings, as defined, to
   total fixed charges and
   preferred dividend
   requirements                      4.3            5.3            5.8            7.4            6.8           -3.1            5.0
                                  ======         ======         ======         ======         ======         ======         ======

   Note:
   -----
(a) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.